FROM THE CEO



We are pleased to bring you this financial update as we complete the first half of 2016. Thank you for your continued interest in MutualFirst Financial. We are pleased with our continued performance momentum and believe that you will be also.

At June 30, our total assets exceeded $1.5 billion, a growth of $32 million from December 2015. This growth was driven in large part to outstanding loan balances growing by $26.5 million. Commercial loan balances in 2016 have grown $24.9 million so far and non-real estate consumer loan balances have grown by $12.1 million. Although we have lost $10.5 million in mortgage loan balances on our balance sheet, this is consistent with our strategy as we work to change our mix of earning assets. We are pleased with this loan growth in our areas of focus, and we believe our investments over the past eighteen months are paying dividends. This loan growth has produced a $700,000 increase in net interest income versus the first six months in 2015.

Despite the drop in mortgage loan balances, we are pleased with the originations and the resulting gain on sale of mortgage loans from our subsidiary Summit Mortgage as well as production within the Bank. We continue our focus to increase our mortgage origination market share.

For six months ended June 30, 2016, we have earned $6,522,000 or $.86 diluted earnings per share compared to $5,698,000 in the same six month period in 2015 or $.76 diluted earnings per share. This increase in earnings has been driven by the growth in loan balances previously mentioned, as well as some activities that have produced additional income. Those special items are a realized gain in our investment portfolio, gain on a life insurance death benefit, and the gain on the sale of an equity investment made many years ago. Although non-recurring, these transactions illustrate our active management to seek opportunities when they arise.

During the second half of 2016, we will continue to capitalize on our expansion in Allen County and Fort Wayne, Indiana, as well as continue to work in all of our core markets to expand our reach of products and services. Our performance reflects our focus on our five-year strategic plan and our achievement against the goals that we have set. We are proud of those accomplishments, and we will drive to achieve all that we have set out to accomplish in that Plan. We believe that we are off to a very good start.

We thank you again for your continued support of our Company as we continue to focus on building value.

Sincerely,

David W. Heeter, CEO

MutualFirst Financial Inc.

FINANCIALS

MOMENTUM - DECEMBER 31	2012	2013	2014	2015
Diluted EPS	$0.82	$1.09	$1.49	$1.62
ROA	0.50%	0.66%	0.79%	0.85%
ROE	5.47%	7.42%	9.42%	9.49%
Margin	3.05%	3.13%	3.26%	3.22%
NPA	2.21%	1.22%	0.75%	0.65%
TCE	7.62%	7.91%	8.72%	9.11%
Common Stock Dividend	$0.24	$0.24	$0.32	$0.48
Stock Price	$11.43	$17.13	$21.88	$24.80
TBV	$15.33	$15.46	$17.12	$18.11

MOMENTUM - JUNE 30	2012	2013	2014	2015	2016
Diluted EPS	$0.33	$0.48	$0.63	$0.76	$0.86
ROA	0.43%	0.58%	0.67%	0.80%	0.87%
ROE	4.58%	6.27%	8.10%	8.98%	9.48%
Margin	3.06%	3.08%	3.27%	3.19%	3.14%
NPA	2.23%	1.77%	0.94%	0.60%	0.46%
TCE	7.14%	7.65%	8.34%	8.89%	9.23%
Common Stock Dividend	$0.12	$0.12	$0.14	$0.24	$0.28
Stock Price	$10.50	$14.11	$19.08	$23.23	$27.35
TBV	$15.00	$15.14	$16.41	$17.36	$19.01

LOAN MIX


DECEMBER 31, 2012
JUNE 30, 2016
53.1%
29.3%
10.0%
7.6%
43.2%
36.2%
14.2%
6.4%
Mortgage
Commercial
Non-RE Consumer
RE Consumer

DEPOSIT MIX


DECEMBER 31, 2012
JUNE 30, 2016
48.8%
11.7%
9.3%
21.9%
8.3%
31.1%
16.6%
12.3%
24.3%
15.7%
Non-Interest Checking
Savings
Interest Bearing Checking
Money Markets
Certificates

BRAND VISION + VALUES

We exist to help people live better lives.

This is our **MutualVision**. While our specific routine may change, our ultimate goal will not. It's the reason that we value the impact we make on a daily basis.

MutualValues are our cultural identity and are lived out by our people. While the financial services industry is ever-changing, how we treat our stakeholders will not. Our four MutualValues are Character, Compassion, Class and Competition:

- **CHARACTER:** Any success that jeopardizes our integrity is worthless. Even when it's difficult, we exercise the highest standard of ethics and seek to do the right thing, always.
- **COMPASSION:** People don't care about how much you know until they know how much you care. In other words, compassion is THE prerequisite to building trusted, loyal, and beneficial relationships with balance to all stakeholders.
- **CLASS:** Every experience stakeholders have with us, whether it's in person, online or in advertising, will impact their perception of MutualBank. Therefore, we ensure that every MutualBank touch-point improves our reputation in the marketplace.
- **COMPETITION:** Like the most successful athletes, the most successful companies, are highly competitive. Our ultimate reward is the satisfaction of knowing that we've done our absolute best.

OUR FOOTPRINT



MICHIGAN / INDIANA

- ● MutualBank — Financial Centers
- ○ MutualBank — Mortgage Office Only
- ● MutualFinancial Investment Services
- ● MutualWealth Management Group
- ● SummitMortgage Inc.

ALLEN COUNTY, IN
Fort Wayne ● 8614 St. Joe Rd
●● 4916 Illinois Rd, Ste 106

BERRIEN COUNTY, MI
New Buffalo ○ 307 West Buffalo St

DELAWARE COUNTY, IN
Albany ● 401 W State St
Muncie ●●●● 110 E Charles St
● 2000 S Madison St
● 3613 N Broadway Ave
● 3701 W Bethel Ave
● 4710 E Jackson St
●● 2910 W Jackson St
● 1912 W McGalliard Rd
Yorktown ● 2101 S Tiger Dr

ELKHART COUNTY, IN
Elkhart ● 901 County Road 6 E
● 5200 Middlebury St
Goshen ● 4330 Elkhart Rd

GRANT COUNTY, IN
Gas City ● 1010 E Main St
Marion ●●● 100 W Third St
● 1020 N Baldwin Ave

HAMILTON COUNTY, IN
Fishers ● 10765 Lantern Rd, Ste 202

KOSCIUSKO COUNTY, IN
North Webster ● 514 N Main St
Syracuse ● 612 S Huntington St
Warsaw ● 445 W 250 N
● 2034 E Center St
● 219 W Market St

MONTGOMERY COUNTY, IN
Crawfordsville ● 119 E Main St

RANDOLPH COUNTY, IN
Winchester ● 870 E Washington St

ST. JOSEPH COUNTY, IN
Granger ● 402 W Cleveland Rd
Mishawaka ● 121 S Church St
● 411 W McKinley Ave
●●● 4100 Edison Lakes Pkwy Ste 300
● 2427 Mishawaka Ave
South Bend ● 2850 W Cleveland Rd
● 23761 Western Ave
● 742 E Ireland Rd

WABASH COUNTY, IN
Wabash ● 1307 N Cass St



David W. Heeter
CEO of MutualFirst Financial Inc.
President of MutualBank
dave.heeter@bankwithmutual.com
110 East Charles Street · Muncie, IN 47305



Christopher D. Cook, CPA, MBA
Senior Vice President, Treasurer and
CFO of MutualFirst Financial Inc.
chris.cook@bankwithmutual.com
110 East Charles Street · Muncie, IN 47305

mutualfirstfinancial.com — MutualFirst Financial Inc.

bankwithmutual.com — MutualBank *Go ahead...live a better life!*

investwithmutual.com — MutualFinancial Investment Services

trustinmutual.com — MutualWealth Management Group

gotosummitmortgage.com — SummitMortgage Inc. *A wholly-owned subsidiary of MutualBank*

mutualriskadvisors.com — MUTUAL RISK ADVISORS

MutualFirst Financial Inc.

MOMENTUM



SYMBOL: MFSF